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                      November 15, 2023

       Charl Keyter
       Chief Financial Officer
       Sibanye Stillwater Limited
       Constantia Office Park
       Bridgeview House, Building 11, Ground Floor
       Cnr 14th Avenue & Hendrik, Potgieter Road
       Weltevreden Park, 1709
       South Africa

                                                        Re: Sibanye Stillwater
Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 24,
2023
                                                            File No. 333-234096

       Dear Charl Keyter:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation